Exhibit 10.9
March 24, 2008
Thomas Anderson
4 Arrowhead Trail
Sparta, NJ 07871
Dear Tom:
I am pleased to confirm our discussion in regards to your new expanded responsibilities as Executive Vice President & Chief Real Estate Development Officer, reporting to Steve Holmes, Chairman and Chief Executive Officer.
Your salary, paid on a bi-weekly basis will be $16,346.15 which equates to an annualized salary of $425,000.00. You are eligible to participate in the Company’s year 2008 Profit Sharing Bonus Plan which provides for a target payment of 100% of your regular earnings based on plan parameters and the Company achieving profit goals. The bonus distribution is typically in the first quarter of the next year.
Additionally, you will be eligible for a bonus modifier of up to $50,000 per annum. This bonus modifier will be based on your results regarding mixed use development transactions and collaboratively partnering with Wyndham Worldwide business units. Collaborative partnering includes appropriate and inclusive dialogue with all constituents as well as the ability to build trust and respect across the organization. The amount to be paid out will be determined by Wyndham Worldwide’s Chairman and Chief Executive Officer, Steve Holmes, and the Chairman and Chief Executive Officer of Wyndham Vacation Ownership, Franz Hanning, in their sole discretion.
You will also be eligible to participate in the following programs or other perquisites applicable to the “Senior Executive Leadership” category which currently include:
•	Company-provided automobile

•	Financial planning assistance

•	Platinum Corporate Card

•	Group Life Coverage up to $1mm

•	Annual physical through Executive Health Group

•	401(k)/Deferred Compensation match of up to 6%

•	Wyndham Employee Discount Programs
However, our program is subject to change from time to time.
Per Wyndham Worldwide’s standard policy, this letter is not intended, nor should it be considered, to be an employment contract for a definite or indefinite period of time. As you know, employment with Wyndham Worldwide is at will, and either you or Wyndham Worldwide may terminate your employment at any time, with or without cause. If, however, your employment with Wyndham Worldwide is terminated by Wyndham Worldwide other than for cause (as defined by Wyndham Worldwide) and other than in connection with your disability which prevents you from performing services for Wyndham Worldwide for a period of 6 months, subject to the requirements set forth below, you will receive in a lump sum severance pay equal to two years of your then current base salary and bonus target (excluding bonus modifier). In addition, in the event of without cause termination by Wyndham Worldwide and subject to the requirements set forth below, all time-based Long Term Incentive Awards in Wyndham Worldwide equity granted since July 2006, which would have otherwise vested within one year following termination of employment, will vest and any such awards which are stock options or stock-settled stock appreciation rights will remain outstanding for a period of two years (but not beyond the original expiration date) following your termination of employment. The provisions relating to Long Term Incentive Awards set forth in this paragraph shall not supersede or replace any provision or right relating to the acceleration of the vesting of such awards in the event of change in control of the Company or your death or disability, whether pursuant to an applicable stock plan document or award agreement. The provision of severance pay and acceleration and/or extension of such equity awards, as discussed above, (i) shall be paid in lieu of any severance benefits otherwise payable to you under any severance plan of Wyndham Worldwide or its affiliates and (ii) is subject to, and contingent upon, you executing a separation agreement with Wyndham Worldwide, in such form determined by Wyndham Worldwide, which requires, among other things, the following:
(a) you will release all actual and purported claims against Worldwide Wyndham and its affiliates,
(b) you will protect and not disclose all confidential and proprietary information of Wyndham Worldwide, and
(c) for twenty-four months following the termination of your employment, you will not
(i) effect or maintain employment as a principal, advisor, owner or consultant or otherwise become affiliated with in any other capacity, any person, firm, corporation, or other entity which is involved or engaged in, or otherwise advising upon a mixed-use hotel/timeshare development project in any location, (x) for which you evaluated a development opportunity on behalf of Wyndham Worldwide or its affiliates unless that opportunity was brought forward to and rejected by the Investment Committee or (y) other than with the prior written consent of the Wyndham Worldwide Chairman and Chief Executive Officer, where Wyndham Worldwide or any of its affiliates has developed or is in the process of developing a mixed use hotel/timeshare development project; or (ii) solicit for employment any then existing Wyndham Worldwide employees, consultants, agents or customers.
Any amounts payable pursuant to this letter agreement shall be delayed for a period of six months from the date of termination if necessary to comply with the requirements of IRS Section 409A.
By signing this letter, you acknowledge that this letter, along with any pre-hire documentation you executed, sets forth the entire agreement regarding your employment between you and the Company, and fully supersedes any prior agreements or understandings, whether written or oral. Please note all conditions of this offer letter are subject to the Wyndham Worldwide Compensation Committee.
This letter agreement shall be effective February 1, 2008.
Should you have any questions, please contact me at (973) 753-6596.
Best of luck in your new role!
Regards,
/s/ Mary Falvey
Mary Falvey
Executive Vice President, Chief Human Resources Officer
Wyndham Worldwide
Understood and accepted:
/s/ Thomas Anderson
Thomas Anderson
April 17, 2008
Date
Enclosures
cc: S. Holmes

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